FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR
YEAR ENDED DECEMBER 31, 2008;
COMMENTS ON STRATEGIC REPOSITIONING OF BUSINESS

New York, New York – March 25, 2009 - Langer, Inc. (NASDAQ:GAIT) today reported its operating results for the year ended December 31, 2008 and provided an update on its previously announced review of strategic alternatives.

President and CEO Gray Hudkins stated, “During 2008, we undertook the process of reviewing our strategic alternatives with an eye toward streamlining our business and focusing on our largest and most profitable operations, Twincraft and Silipos.  In connection with this, we successfully executed the divestitures of Langer UK, Bi-Op Laboratories, Regal Medical, and the Langer branded custom orthotics business.  In addition, we took a number of steps to materially reduce our operating expenses in anticipation of a difficult economic environment.  As a result, we finished the year with approximately $4.0 million in cash and approximately $591,000 in receivables related to the custom orthotics disposition, and an undrawn credit line with approximately $7.8 million of availability.”

Mr. Hudkins continued:  “Net sales in our continuing operations, which include Twincraft and Silipos, increased by approximately 5.4% for the year ended December 31, 2008, though our gross margins were negatively impacted by certain commodity raw material price factors.  We reduced our operating expenses for the year by approximately $800,000 and we expect to continue this process of reducing our expenses in 2009.  We anticipate, for example, our cash operating expenses from continuing operations in the first quarter of 2009 to be approximately $800,000 lower than in the first quarter of 2008.”

Mr. Hudkins concluded:  “Given current economic conditions, we remain cautious about our business prospects; however, we believe we have made substantial progress toward strengthening our balance sheet, solidifying liquidity, and positioning the Company for future profitability.  Commodity prices have declined, which is expected to improve gross margins, and we believe the cost reductions we have implemented will position the business for improved operating leverage when the economy improves.  As a sign of our long term commitment to our business, since the inception of our common stock repurchase program in January 2008, the Company has purchased a total of 2,907,460 shares of its common stock, which is in excess of 25% of the common stock outstanding prior to the commencement of this program, and we expect to continue this program in 2009.  Our liquidity position remains strong, we have no debt maturities until December 2011, and while the economic environment is certainly challenging, we believe we are well-positioned for the future.”

For the year ended December 31, 2008, Langer reported a net loss of approximately $13.6 million, or approximately $(1.27) per share on a fully diluted basis, compared to net loss for the year ended December 31, 2007 of approximately $4.5 million, or $(.40) per fully diluted share.  Included in the loss for 2008 are non cash charges related to discontinued operations, impairments of goodwill and intangible assets, and non-cash depreciation and amortization charges that total approximately $12.4 million.  Losses from discontinued operations represented approximately $2.3 million net of tax benefit and were related to the sales of Langer UK, Bi-Op, Regal Medical and the Langer custom orthotics business, which generated cash proceeds of $7.0 million from the sale of these businesses.  Langer also holds approximately $638,000 in notes receivable as a result of these divestitures.

The most significant item included in our 2008 loss from continuing operations was the recognition of a non-cash provision for the impairment of intangible assets of $5.7 million, or ($0.53) per share.  This provision consists of two components.  First, the Company recognized a $3.3 million impairment of goodwill related to our Twincraft business, which was acquired in January 2007.  This was primarily caused by future uncertainty related to increases in raw material costs and its effect on future profitability, among other things.  Second, the Company recognized a $2.4 million impairment of Twincraft’s identifiable intangible asset related to its repeat customer base.  This impairment charge is primarily the result of a projected decrease in the revenue derived from repeat customers.  The financial models do not consider the Company’s ability to replace lost customers with new customers  The assumptions used and financial models as well as the underlying basis for the derivation of these impairments are more fully discussed in our Form 10-K.

Consolidated net sales from continuing operations  for the year ended December 31, 2008 were approximately $45.1 million, compared to net sales from continuing operations of approximately $42.8 million for the year ended December 31, 2007, an increase of approximately $2,308,000, or 5.4%.  Twincraft’s net sales increased by approximately $4.1 million from 2007 to 2008, and Silipos’ net sales decreased by approximately $1.8 million from 2007 to 2008.  The increase in Twincraft’s sales are primarily a result of our successes at attracting new customers.  The decrease in Silipos’ business was related to its personal care products in the second half of the year when the Company experienced a decline in sales in  discretionary care products due to the current economic factors, as well as the discretionary buying patterns of retail customers, which can be volatile from period to period.

On a consolidated basis, cost of sales increased approximately $4.1 million or 14.5% to approximately $32.0 million for the year ended December 31, 2008, compared to approximately $27.9 million for the year ended December 31, 2007.  Approximately $1.5 million of the increase is a result of increases in net sales of 5.4% when comparing the year ended December 31, 2008 to the year ended December 31, 2007.  The remaining increase is primarily attributable to raw material price increases at Twincraft along with a shift in the mix of revenues to amenities which are generally associated with higher costs of goods sold and lower gross margins.  The increases in material costs are primarily related to increases in the price of soap base, which represents the largest component of Twincraft’s total material costs.

Consolidated gross profit decreased approximately $1.7 million, or 11.7%, to approximately $13.1 million for the year ended December 31, 2008, compared to approximately $14.8 million in the year ended December 31, 2007.  Consolidated gross profit as a percentage of net sales for the year ended December 31, 2008 was 29.0% compared to 34.7% for the year ended December 31, 2007.  The decrease in gross profit is primarily due to increases in raw material prices at Twincraft, as discussed above.

General and administrative expenses for the year ended December 31, 2008, were approximately $9.9 million, or 22.5% of net sales, compared to approximately $10.7 million, or 24.9% of net sales for the year ended December 31, 2007, representing a decrease of approximately $798,000.  Comparing 2008 to 2007, the Company experienced reductions in insurance expense of approximately $351,000, reduction in professional fees paid to consultants of $1,001,000, and a  decrease of approximately $170,000 in legal fees, among other things.  These reductions were offset by certain one-time expenses related to the realignment of our overhead structure which resulted in severance payments of approximately $203,000 related to employee terminations.  Also offsetting the reductions were $256,000 of bad debt expense related to the bankruptcy of one of its customers and bank audit fees of $175,000 that relate to our credit facility with Wachovia Bank, N.A., among other items.

At December 31, 2008, the Company has approximately $4.0 million in cash as compared to approximately $2.7 million at December 31, 2007.  During 2008, the Company used approximately $2.2 million in cash to purchase its own common shares and approximately $760,000 to acquire property plant and equipment.  As of December 31, 2008, the Company has approximately $7.8 million (which includes approximately $1.8 million in term loans based upon the value of machinery and equipment) available under its credit facility with Wachovia Bank, N.A.  We expect the credit facility will remain in place until May 2011, and there were no outstanding advances at December 31, 2008, on the facility, and  there have been no draws under the facility to date in 2009.

Langer, Inc., through its wholly owned subsidiary Silipos, is a provider of quality medical products to the orthopedic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets.  Langer is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.langercorporate.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses beyond 2008; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.langercorporate.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260
ghudkins@langercorporate.com

LANGER, INC.  AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2008	2007

Net sales	$45,061,148	$42,752,692
Cost of sales	31,981,979	27,934,116
Gross profit	13,079,169	14,818,576

General and administrative expenses	9,852,695	10,650,776
Selling expenses	5,248,052	5,320,684
Research and development expenses	974,853	837,934
Provision for impairment of intangible assets	5,700,000	—
Operating loss	(8,696,431)	(1,990,818)
Other expense net:
Interest income	37,100	187,103
Interest expense	(2,230,891)	(2,185,978)
Other	(8,681)	(3,046)
Other expense, net	(2,202,472)	(2,001,921)
Loss from continuing operations before income taxes	(10,898,903)	(3,992,739)
(Provision for) benefit from income taxes	(409,273)	(115,234)
Loss from continuing operations	(11,308,176)	(4,107,973)
Discontinued Operations:
Loss from operations of discontinued subsidiaries (including loss on sales of subsidiaries of $2,769,077 and $175,558 in 2008 and 2007 respectively)	(2,814,539)	(290,467)
(Provision for) benefit from income taxes	499,595	(119,537)
Loss from discontinued operations	(2,314,944)	(410,004)
Net Loss	$(13,623,120)	$(4,517,977)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(1.06)	$(0.36)
Loss from discontinued operations	(0.21)	(0.04)
Basic and diluted loss per share	$(1.27)	$(0.40)
Weighted average number of common shares used in computation of net (loss) per share:
Basic and diluted	10,700,914	11,484,486

LANGER, INC.  AND SUBSIDIARIES

Consolidated Statements of Operations

	For the quarters ended December 31,
	2008	2007

Net sales	$10,432,793	$10,608,818
Cost of sales	7,822,749	7,332,568
Gross profit	2,610,044	3,276,250

General and administrative expenses	2,066,928	2,792,709
Selling expenses	1,264,272	1,299,725
Research and development expenses	215,577	207,638
Provision for impairment of intangible assets	5,700,000	—
Operating loss	(6,636,733)	(1,023,822)
Other expense net:
Interest income	13,508	14,099
Interest expense	(569,888)	(555,893)
Other	(19,902)	789
Other expense, net	(576,282)	(541,005)
Loss from continuing operations before income taxes	(7,213,015)	(1,564,827)
(Provision for) benefit from income taxes	(407,358)	94,965
Net loss from continuing operations	(7,620,373)	(1,469,862)
Discontinued Operations:
Loss from operations of discontinued subsidiary (including net loss on disposal of $175,558)	(273,756)	(456,992)
(Provision for) benefit from income taxes	315,266	(119,537)
Income(Loss) from discontinued operations	41,510	(576,529)
Net Loss	$(7,578,863)	$(2,046,391)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(0.71)	$(0.13)
Loss from discontinued operations	(0.00)	(0.05)
Basic and diluted loss per share	$(0.71)	$(0.18)
Weighted average number of common shares used in computation of net(loss) per share:
Basic and diluted	10,700,914	11,484,486